Exhibit 4.6

TRUST AGREEMENT

THIS AGREEMENT OF TRUST (the “Agreement”) effective the 31st day of December, 1998, by and between CANADIAN IMPERIAL BANK OF COMMERCE (the “Company”), and VANGUARD FIDUCIARY TRUST COMPANY, a trust company incorporated under Chapter 10 of the Pennsylvania Banking Code (the “Trustee”),

WITNESSETH

WHEREAS, the Company has adopted and is maintaining the CIBC WORLD MARKET INCENTIVE SAVINGS PLAN FOR U.S. EMPLOYEES (the “Plan”) for the exclusive benefit of its Employees; and

WHEREAS, the CIBC U.S. Benefits Subcommittee (the “Committee”) is the fiduciary named in the Plan as having general responsibility for the administration of the Plan;

WHEREAS, the Company and the Trustee deem it necessary and desirable to enter into a written agreement of trust;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows:

ARTICLE I

ESTABLISHMENT OF THE TRUST

Section 1.1. The Company and the Trustee hereby agree to the establishment of a trust consisting of such sums as shall from time to time be paid to the Trustee under the Plan and such earnings, income and appreciation as may accrue thereon, which, less payments made by the Trustee to carry out the purposes of the Plan, are referred to herein as the “Fund”. The Trustee shall carry out the duties and responsibilities herein specified, but shall be under no duty to determine whether the amount of any contribution by the Company or any Participant is in accordance with the terms of the Plan nor shall the Trustee be responsible for the collection of any contributions required under the Plan.

Pg. 1

Section 1.2. The Fund shall be held, invested, reinvested and administered by the Trustee in accordance with the terms of the Plan and this Agreement solely in the interest of Participants and their Beneficiaries and for the exclusive purpose of providing benefits to Participants and their Beneficiaries and defraying reasonable expenses of administering the Plan. Except as provided in Section 6.2, no assets of the Plan shall inure to the benefit of the Company.

Section 1.3. The Trustee shall pay benefits and expenses from the Fund only upon the written direction of the Committee. The Trustee shall be fully entitled to rely on such directions furnished by the Committee, and shall be under no duty to ascertain whether the directions are in accordance with the provisions of the Plan.

ARTICLE II

INVESTMENT OF THE FUND

Section 2.1. The Committee shall have the exclusive authority and discretion to select the investment funds (“Investment Funds”) available for investment under the Plan. In making such selection, the Committee shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The available investments under the Plan shall be sufficiently diversified so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so. The Committee shall notify the Trustee in writing of the selection of the Investment Funds currently available for investment under the Plan, and any changes thereto. The Committee, in its discretion may add Investment Funds or delete Investment Funds with prior notice to the Trustee. The Committee may establish an Investment Fund which shall be invested primarily in common stock of CIBC (“Company Stock”) or any other security which is a “qualifying employer security,” as that term is defined in Section 407 of ERISA; provided, however, that any such investment complies with all the requirements prescribed by ERISA with respect to such investment. Such securities may be contributed by CIBC, or may be purchased from or sold to CIBC on the open market.

Pg. 2

Section 2.2. In accordance with and subject to such rules, procedures and limitations as the Committee shall establish, each Participant shall have the right, in accordance with the provisions of the Plan, to direct the investment by the Trustee of all amounts allocated to the separate accounts of the Participant under the Plan among any one or more of the available Investment Funds, and shall have an opportunity to obtain written confirmation of such instructions. All investment directions by Participants shall be timely furnished to the Trustee by the Committee, except to the extent such directions are transmitted telephonically or otherwise by Participants directly to the Trustee or its delegate in accordance with rules and procedures established and approved by the Committee and communicated to the Trustee. In making any investment of the assets of the Fund, the Trustee shall be fully entitled to rely on such directions furnished to it by the Committee or by Participants in accordance with the Committee’s approved rules and procedures, and shall be under no duty to make any inquiry or investigation with respect thereto. The Committee may designate a default fund under the Plan in which the Trustee shall deposit contributions to the Fund on behalf of Participants who have been identified by the Committee as having not specified investment choices under the Plan. Otherwise, if the Trustee receives any contribution under the Plan that is not accompanied by instructions directing its investment, the Trustee shall immediately notify the Committee of that fact, and the Trustee may, in its discretion, hold the contribution uninvested without liability for loss of income or appreciation pending receipt of proper investment directions. It is specifically intended under the Plan and this Agreement that the Trustee shall have no discretionary authority to determine the investment of the assets of the Fund. The establishment of the Trust’s Investment Funds, the investment changes authorized by the Plan, and the investment information provided to Participants and their beneficiaries, are designed to comply with the requirements of Section 404(c) of ERISA and regulations issued thereunder by the Department of Labor to permit Participants and their beneficiaries to direct the investment of their separate accounts in an informed manner. The Trustee shall be responsible for the distribution to Plan Participants of all materials listed on a separate Service Agreement for the Plan to support the Plan’s compliance with Section 404(c) of ERISA. If for any period the Committee suspends Participant direction of investments (e.g., an administrative freeze or blackout period), the Committee shall direct the Trustee with respect to the investment of Plan assets.

Pg. 3

Section 2.3. Subject to the provisions of Sections 2.1 and 2.2, the Trustee shall have the authority, in addition to any authority given by law, to exercise the following powers in the administration of the Trust:

(a) to invest and reinvest all or a part of the Fund in accordance with Participants or Committee investment directions in any available Investment Fund selected by the Committee without restriction to investments authorized for fiduciaries, or pursuant to directions by an Investment Manager under Article V, including, without limitation on the amount that may be invested therein, any common, collective or commingled trust fimd maintained by the Trustee. Any investment in, and any terms and conditions of, any common, collective or commingled trust fimd available only to employee trusts which meets the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), or corresponding provisions of subsequent income tax laws of the United States, shall constitute an integral part of this Agreement and the Plan;

(b) to dispose of all or any part of the investments, securities, or other property which may from time to time or at any time constitute the Fund in accordance with the investment directions by Participants furnished to it pursuant to Section 2.2 or the written directions by the Committee or Investment Manager furnished to it pursuant to Section 1.3 or Article V, and to make, execute and deliver to the purchasers thereof good and sufficient deeds of conveyance therefor, and all assignments, transfers and other legal instruments, either necessary or convenient for passing the title and ownership thereto, free and discharged of all trusts and without liability on the part of such purchasers to see to the application of the purchase money;

(c) to hold cash uninvested to the extent necessary to pay benefits or expenses of the Plan;

(d) to cause any investment of the Fund to be registered in the name of the Trustee or the name of its nominee or nominees or to retain such investment unregistered or in a form permitting transfer by delivery; provided that the books and records of the Trustee shall at all times show that all such investments are part of the Fund;

(e) except as provided further in Article IV hereof with respect to shares of common stock of the Company (“Company Stock”) that are held by the Fund, to vote in person or by proxy with respect to all mutual fund shares and other securities which are held by the Plan solely in accordance with directions furnished to it by the Committee;

Pg. 4

(f) upon the written direction of the Committee, to apply for, purchase, hold or transfer any life insurance, retirement income, endowment or annuity contract;

(g) to consult and employ any suitable agent to act on behalf of the Trustee and to contract for legal, accounting, clerical and other services deemed necessary by the Trustee to manage and administer the Fund according to the terms of the Plan and this Agreement;

(h) upon the written direction of the Committee, to make loans from the Fund to Participants in amounts and on terms approved by the Committee in accordance with the provisions of the Plan; provided that the Committee shall have the responsibility for collecting all loan repayments required to be made under the Plan;

(i) to pay from the Fund all taxes imposed or levied with respect to the Fund or any part thereof under existing or future laws, and to contest the validity or amount of any tax, assessment, claim or demand respecting the Fund or any part thereof;

(j) to withhold taxes on distributions from the Plan, timely deposit such withheld taxes with the appropriate agency, and timely report such distributions to the appropriate agency in accordance with the Code, state law and regulations thereunder.

(k) to invest all or any portion of an Investment Fund in qualifying employer securities (as that term is defined in Section 407 of ERISA); provided that any such investment complies with all requirements prescribed by ERISA with respect to such investment;

Section 2.4. Trustee shall not maintain the indicia of ownership in any assets of the Fund outside of the jurisdiction of the district courts of the United States.

ARTICLE III

DUTIES AND RESPONSIDILITIES

Section 3.1. The Trustee, the Company and the Committee shall each discharge their assigned duties and responsibilities under this Agreement and the Plan solely in the interest of Participants and their Beneficiaries in the following manner:

Pg. 5

(a) for the exclusive purpose of providing benefits to Participants and their Beneficiaries and defraying reasonable expenses of administering the Plan;

(b) with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;

(c) by diversifying the available investments under the Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and

(d) in accordance with the provisions of the Plan and this Trust Agreement insofar as they are consistent with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Section 3.2. The Trustee shall keep full and accurate accounts of all receipts, investments, disbursements and other transactions hereunder, including such specific records as may be agreed upon in writing between the Company and the Trustee. All such accounts, books and records shall be open to inspection and audit at all reasonable times by any authorized representative of the Company or the Committee. A Participant may examine only those individual account records pertaining directly to him.

Section 3.3. The Trustee shall file with the Committee a written account of the administration of the Fund showing all transactions effected by the Trustee subsequent to the period covered by the last preceding account to the end of such Plan Year or date of removal or resignation and all property held at its fair market value at the end of the accounting period. The Trustee shall use its best effort to file such written account within 90 days, but in no event later than 120 days after the end of each Plan Year or after its removal or resignation. Upon approval of such accounting by the Committee, neither the Company nor the Committee shall be entitled to any further accounting by the Trustee. The Committee may approve such accounting by written notice of approval delivered to the Trustee or by failure to express objection to such accounting in writing delivered to the Trustee within 120 days from the date on which the accounting is delivered to the Committee.

Pg. 6

Section 3.4. In accordance with the terms of the Plan, the Trustee shall open and maintain separate accounts in the name of each Participant in order to record all contributions by or on behalf of the Participant under the Plan and any earnings, losses and expenses attributable thereto. The Committee shall furnish the Trustee with written instructions enabling the Trustee to allocate properly all contributions and forfeitures under the Plan to the separate accounts of Participants. In making such allocation, the Trustee shall be fully entitled to rely on the instructions furnished by the Committee and shall be under no duty to make any inquiry or investigation with respect thereto.

Section 3.5. The Trustee shall furnish each Participant with statements quarterly, reflecting the current fair market value of the Participant’s separate Accounts under the Plan.

Section 3.6. The Trustee shall not be required to determine the facts concerning the eligibility of any Participant to participate in the Plan, or the date or method of payment or disbursement. The Trustee shall be fully entitled to rely solely upon the written advice and directions of the Committee as to any such question of fact.

Section 3.7. Unless resulting from the Trustee’s negligence, willful misconduct, lack of good faith, or breach of its fiduciary duties under this Agreement or ERISA, the Company shall indemnify and save harmless the Trustee from, against, for and in respect of any and all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney’s fees incident to any suit, action, investigation, claim or proceedings suffered, sustained, incurred or required to be paid by the Trustee in connection with the Plan or this Agreement.

ARTICLE IV

VOTING AND OTHER RIGHTS OF COMPANY STOCK

Section 4.1. (a) Each Participant shall have the right to direct the Trustee as to the manner of voting of Company Stock held by the Plan. Upon timely receipt of instructions from a Participant, the Trustee shall vote with respect to shares of Company Stock allocated to such Participant’s separate account in accordance with such Participant’s instructions.

Pg. 7

(b) Each Participant shall also have the right to separately direct the Trustee as to how to vote with respect to the Participant’s pro rata portion shares of Company Stock which are allocated to Participant separate accounts but for which the Trustee has not received timely voting directions (“Non-Voted Shares”). Each Participant’s pro rata portion of Company Stock described in the preceding sentence shall be equal to the proportion that the Company Stock credited to the Participant’s account bears to the aggregate of Company Stock credited to the accounts of all Participants exercising the right described in the preceding sentence.

(c) In the case of a proxy vote, the direction form provided to Participants shall state that by providing a proxy voting direction, the participant will be exercising the Participant’s right to direct the Trustee on his or her pro rata portion of Non-Voted Shares, unless the Participant otherwise elects not to have his or her direction so apply.

Section 4.2. Each Participant shall have the right to direct the Trustee to tender or not tender Company Stock pursuant to any tender or exchange offer therefor. Upon timely receipt of tender instructions from a Participant, the Trustee shall respond to the offer with respect to shares of Company Stock allocated to such Participant’s separate account in accordance with such Participant’s instructions. Notwithstanding anything herein to the contrary, in the event of an offer, the Trustee shall interpret a Participant’s silence as a direction not to tender the shares of Company Stock. Furthermore, tender offer materials provided to Participants shall specifically inform Participants the Trustee shall interpret a Participant’s silence as a direction not to tender the Participant’s shares.

Section 4.3. Each Participant exercising his authority under this Article shall be considered a named fiduciary of the Plan within the meaning of ERISA Section 402(a)(2) with respect to the voting directions or response to an offer provided by the Participant (including in the case where a Participant’s silence is treated by the Trustee as a direction not to tender as provided under Section 4.2 hereof).

Section 4.4. The Trustee shall be responsible for ensuring that all information relating to the purchase, holding and sale of Company Stock, and the exercise of voting, tender and similar rights by Participants and beneficiaries is maintained in accordance with procedures designed to safeguard the confidentiality of such information, except to the extent necessary to comply with Federal laws or state laws not preempted by ERISA.

Pg. 8

ARTICLE V

APPOINTMENT OF INVESTMENT MANAGERS

Section 5.1. The Committee may appoint one or more Investment Managers with respect to some or all of the assets of the Fund as contemplated by section 402(c)(3) of ERISA. Any such investment manager shall certify in writing that it is an “Investment Manager” as defined by ERISA, and acknowledge to the Committee in writing that it accepts such appointment and that it is an ERISA fiduciary with respect to the Plan and the Fund and certify in writing to the Committee and Trustee that it has received a copy of the Trust Agreement. The Committee shall provide the Trustee with a copy of the written agreement (and any amendments thereto) between the Committee and the Investment Manager. By notifying the Trustee of the appointment of an Investment Manager, the Committee shall be deemed to certify that such Investment Manager has represented and warranted that it meets the requirements of section 3(38) of ERISA. The authority of the Investment Manager shall continue until the Committee rescinds the appointment or the Investment Manager has resigned.

Section 5.2. The assets with respect to which a particular Investment Manager has been appointed shall be specified by the Committee and shall be segregated in a separate account for the Investment Manager (the “Separate Account”) and the Investment Manager shall have the power to direct the Trustee in every aspect of the investment of the assets of the Separate Account. The Investment Manager shall be responsible for making any proxy voting or tender offer decisions with respect to securities held in the Separate Account and the Investment Manager shall maintain a record of the reasons for the manner in which it voted proxies or responded to tender offers. The Trustee shall not be liable for the acts or omissions of an Investment manager and shall have no liability or responsibility for acting or not acting pursuant to the direction of, or failing to act in the absence of, any direction from an Investment Manager, unless the Trustee knows that by such action or failure to act it would be itself committing a breach of fiduciary duty or participating in a breach of fiduciary duty by such Investment Manager, it being the intention of the parties that the Trustee shall have the full protection of section 405(d) of ERISA. Notwithstanding the foregoing, the Trustee shall not be relieved of any liability imposed under ERISA.

Pg. 9

ARTICLE VI

PROHIBITION OF DIVERSION

Section 6.1. Except as provided in Section 6.2 of this Article, at no time prior to the satisfaction of all liabilities with respect to Participants and their Beneficiaries under the Plan shall any part of the corpus or income of the Fund be used for, or diverted to, purposes other than for the exclusive benefit of Participants or their Beneficiaries, or for defraying reasonable expenses of administering the Plan.

Section 6.2. The provisions of Section 6.1 notwithstanding, contributions made by the Company under the Plan may be returned to the Company (adjusted for losses, not for earnings) under the following conditions:

(a) If a contribution is made by mistake of fact, such contribution may be returned to the Company within one year of the payment of such contribution;

(b) Contributions to the Plan are specifically conditioned upon their deductibility under the Code. To the extent a deduction is disallowed for any such contribution, it may be returned to the Company within one year after the disallowance of the deduction. Contributions which are not deductible in the taxable year in which made but are deductible in subsequent taxable years shall not be considered to be disallowed for purposes of this subsection; and

(c) Contributions to the Plan are specifically conditioned on initial qualification of the Plan under the Code. If the Plan is determined to be disqualified, contributions made in respect of any period subsequent to the effective date of such disqualification may be returned to the Company within one year after the date of denial of qualification.

ARTICLE VII

COMMUNICATION WITH PLAN ADMINISTRATOR AND COMPANY

Section 7.1. Whenever the Trustee is permitted or required to act upon the directions or instructions of the Committee, the Trustee shall be entitled to act upon any written communication signed by any person or agent designated to act as or on behalf of the Committee. Such person or agent shall be so designated either under the provisions of the Plan or in writing by the Company and their authority shall continue until

Pg. 10

revoked in writing. The Trustee shall incur no liability for failure to act on such person’s or agent’s instructions or orders without written communication, and the Trustee shall be fully protected in all actions taken in good faith (and without negligence) in reliance upon any instructions, directions, certifications and communications believed to be genuine and to have been signed or communicated by the proper person.

Section 7.2. The Company shall notify the Trustee in writing as to the appointment, removal or resignation of any person designated to act as or on behalf of the Committee. After such notification, the Trustee shall be fully protected in acting upon the directions of, or dealing with, any person designated to act as or on behalf of the Committee until it receives notice to the contrary. The Trustee shall have no duty to inquire into the qualifications of any person designated to act as or on behalf of the Committee.

ARTICLE VIII

TRUSTEE’S COMPENSATION

Section 8.1. The Trustee shall be entitled to reasonable compensation for its services as is agreed upon with the Company. If approved by the Committee, the Trustee shall also be entitled to reimbursement for all direct expenses properly and actually incurred on behalf of the Plan. Such compensation or reimbursement, as agreed to by the Committee, shall be paid to the Trustee out of the Fund unless paid directly by the Company.

ARTICLE IX

RESIGNATION AND REMOVAL OF TRUSTEE

Section 9.1. The Trustee may resign at any time by written notice to the Company which shall be effective 45 days after delivery unless prior thereto a successor trustee shall have been appointed.

Section 9.2. The Trustee may be removed by the Company or the Committee at any time upon 45 days written notice to the Trustee; such notice, however, may be waived by the Trustee.

Section 9.3. The appointment of a successor trustee hereunder shall be accomplished by the Company or the Committee and shall take effect upon the delivery to the resigning or removed Trustee, as the case may be, of written notice of the Company or the Committee appointing such successor trustee, and

Pg. 11

an acceptance in writing of the office of successor trustee hereunder executed by the successor so appointed. Any successor trustee may be either a corporation authorized and empowered to exercise trust powers or one or more individuals. All of the provisions set forth herein with respect to the Trustee shall relate to each successor trustee so appointed with the same force and effect as if such successor trustee had been originally named herein as the Trustee hereunder. If within 45 days after notice of resignation shall have been given under the provisions of this article a successor trustee shall not have been appointed, the resigning Trustee or the Company may apply to any court of competent jurisdiction for the appointment of a successor trustee.

Section 9.4. Upon the appointment of a successor trustee, the resigning or removed Trustee shall transfer and deliver the Fund to such successor trustee, after reserving such reasonable amount as it shall deem necessary to provide for its expenses in the settlement of its account, the amount of any compensation due to it and any sums chargeable against the Fund for which it may be liable. If the sums so reserved are not sufficient for such purposes, the resigning or removed Trustee shall be entitled to reimbursement for any deficiency from the successor trustee and the Company who shall be jointly and severally liable therefor.

ARTICLE X

INSURANCE COMPANIES

Section 10.1. If any contract issued by an insurance company shall form a part of the Trust assets, the insurance company shall not be deemed a party to this Agreement. A certification in writing by the Trustee as to the occurrence of any event contemplated by this Agreement or the Plan shall be conclusive evidence thereof and the insurance company shall be protected in relying upon such certification and shall incur no liability for so doing. With respect to any action under any such contract, the insurance company may deal with the Trustee as the sole owner thereof and need not see that any action of the Trustee is authorized by this Agreement or the Plan. Any change made or action taken by an insurance company upon the direction of the Trustee shall fully discharge the insurance company from all liability with respect thereto, and it need not see to the distribution or further application of any moneys paid by it to the Trustee or paid in accordance with the direction of the Trustee.

Pg. 12

ARTICLE XI

AMENDMENT AND TERMINATION OF THE TRUST AND PLAN

Section 11.1. The Company may, by delivery to the Trustee of an instrument in writing, amend, terminate or partially terminate this Agreement at any time; provided, however, that no amendment shall increase the duties or liabilities of the Trustee without the Trustee’s consent; and, provided further, that no amendment shall divert any part of the Fund to any purpose other than providing benefits to Participants and their Beneficiaries or defraying reasonable expenses of administering the Plan.

Section 11.2. If the Plan is terminated in whole or in part, or if the Company permanently discontinues its contributions to the Plan, the Trustee shall distribute the Fund or any part thereof in such manner and at such times as the Committee shall within a reasonable amount of time direct in writing.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1. Unless the context of this Agreement clearly indicates otherwise, the terms defined in the Plan shall, when used herein, have the same meaning as in the Plan.

Section 12.2. Except as otherwise required in the case of any qualified domestic relations order within the meaning of Section 414(p) of the Code, the benefits or proceeds of any allocated or unallocated portion of the assets of the Fund and any interest of any Participant or Beneficiary arising out of or created by the Plan either before or after the Participant’s retirement shall not be subject to execution, attachment, garnishment or other legal or judicial process whatsoever by any person, whether creditor or otherwise, claiming against such Participant or Beneficiary. No Participant or Beneficiary shall have the right to alienate, encumber or assign any of the payments or proceeds or any other interest arising out of or created by the Plan and any action purporting to do so shall be void. The provisions of this Section shall apply to all Participants and Beneficiaries, regardless of their citizenship or place of residence.

Section 12.3. Nothing contained in this Agreement or in the Plan shall require the Company to retain any Employee in its service.

Pg. 13

Section 12.4. Any person dealing with the Trustee may rely upon a copy of this Agreement and any amendments thereto certified to be true and correct by the Trustee.

Section 12.5. The Trustee hereby acknowledges receipt of a copy of the Plan. The Company will cause a copy of any amendment to the Plan to be delivered to the Trustee.

Section 12.6. The construction, validity and administration of this Agreement and the Plan shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent that such laws have been specifically superseded by ERISA.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Attest:	CANADIAN IMPERIAL BANK OF COMMERCE
By:
	Title:	Senior Vice President

Attest:	VANGUARD FIDUCIARY TRUST COMPANY

By:
	Title:	Secretary

lgl:Proxy:91454

Pg. 14